CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 19, 2006 (except for paragraphs three through five of footnote 2, Restatement of Financial Statements, as to which the date is September 25, 2006, footnote 13, Subsequent Events, as to which the date is September 29, 2006, and the last paragraph of footnote 2, Restatement of Financial Statements, as to which the date is November 14, 2006), accompanying the consolidated financial statements of MEDecision, Inc. and Subsidiaries included in the Registration Statement on Form S-1. We hereby consent to the incorporation by reference of said report in the Registration Statement of MEDecision, Inc. and Subsidiaries on Form S-8.

/s/ GRANT THORNTON LLP

Philadelphia, PA
December 12, 2006